Exhibit 10.24.1
[Alvarez & Marsal, LLC Letterhead]
July 18, 2005
Mr. Leo Benatar
Chairman of the Board
Interstate Brands Corporation
12 East Armour Boulevard
Kansas City, MO 64111
Dear Mr. Benatar:
     Pursuant to the letter agreement dated October 14, 2004, which amended and restated prior letter agreements dated September 21, 2004, and August 27, 2004, by and between Alvarez and Marsal, LLC (“A&M”) and Interstate Bakeries Corporation (“IBC” or the “Company”) (as amended, the “Agreement”), this letter confirms the mutual agreement between the Board of Directors of IBC and A&M with respect to the incentive compensation contemplated by Section 2(e) of the Agreement. Any capitalized terms contained herein and not otherwise defined shall carry the meanings set forth in the Agreement.
     A&M will be entitled to receive incentive compensation, payable in cash, equal to five percent (5%) of IBC’s Total Enterprise Value (as defined below) in excess of $723 million. Under all circumstances other than in a Chapter 7 liquidation of the Company (in which case there shall be no guaranteed incentive compensation), A&M’s incentive compensation shall be a minimum of $3.85 million. The incentive compensation shall be payable upon the consummation of a plan of reorganization (“POR”) of IBC.
     For purposes of this Agreement, Total Enterprise Value shall equal the sum of (i) Distributable Cash,1 plus (ii) either (a) the midpoint enterprise value set forth in the Disclosure Statement with respect to the POR confirmed by the Bankruptcy Court or (b) the Aggregate Consideration received by IBC in a sale. Total Enterprise Value shall be determined on the Effective Date of the plan or the consummation date of a Sale if the restructuring is consummated as a Sale. For purposes of this agreement, the term “Aggregate Consideration” shall mean the total amount of cash and the fair market value (on the date of payment and as reasonably determined by the Company in good faith) of all securities and other property paid or payable, directly or indirectly, by the acquiring party (the “Acquiror”) to the acquired party or the seller of the acquired business (in either case, the “Acquired”), or to the Acquired’s contract

[1]	Distributable cash will be determined as IBC’s total cash balance as of the effective date of a plan minus, to the extent applicable, Operating Cash as determined by IBC. Operating Cash shall be defined as the normalized level of cash required by IBC in the ordinary course of business.

parties, claim holders, security holders and employees, or by the Acquired to the Acquired’s contract parties, claim holders, security holders and employees, in connection with a Sale or a transaction related thereto (including, without limitation, the face amount of any indebtedness, securities or other property “credit bid” in any sale). Aggregate consideration shall also include the value of any claims (including obligations relating to any capitalized leases and the principal amount of any indebtedness for borrowed money) assumed directly or indirectly or cancelled by the Acquiror in connection with a Sale.
     If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours, Alvarez & Marsal, Inc.
By:	/s/ John K. Suckow
John K. Suckow
Managing Director

Accepted and agreed:

Interstate Bakeries Corporation

By:	/s/ Leo Benatar

Leo Benatar
Chairman of the Board

Armour & Main Redevelopment Corporation
Baker’s Inn Quality Baked Goods, LLC
IBC Sales Corporation
IBC Services, LLC
IBC Trucking, LLC
Interstate Brands Corporation
New England Bakery Distributors, LLC
Mrs. Cubbison’s Foods, Inc.

By:	/s/ Kent B. Magill

Kent B. Magill
Corporate Secretary